Exhibit 19
Synchrony Financial
Insider Trading Policy
Amended and Restated: December 6, 2024
Contents
What to Know & Applicability
Employee Responsibilities
Derivative Transactions; Margin Accounts and Pledging
Additional Restrictions and Requirements applicable to Directors, Section 16 Officers and certain other Company Employees
Definitions, Guidelines and Examples
Additional responsibilities of Leaders
Violations
Policy Governance
What to Know & Applicability
Synchrony Financial (“Synchrony”) and its subsidiaries and affiliates (collectively, the “Company”) are committed to the principles of fair and open markets for publicly traded securities throughout the world. This Insider Trading Policy (this “Policy”) establishes standards of conduct for the Company; and applies to all directors, officers and employees; and others acting on behalf of the Company or who obtain material or price-sensitive non-public information through their work for the Company, as well as Family Members and Controlled Entities.
For purposes of this Policy, “Family Members” are defined to include anyone who lives in the household, whether or not family members (other than domestic employees), and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, and in-law, in each case, whose transactions are subject to your influence or control. You are responsible for the transactions of Family Members and therefore should inform your Family Members of the need to confer with you before they transact in Company Securities. This Policy does not, however, apply to personal securities transactions of Family Members where the transaction decision is made by a third party not controlled by, influenced by or related to you or your Family Members. “Controlled Entities” are defined as any entities or accounts, including corporations, partnerships or trusts, which are under your influence or control, or are a beneficiary of you or your Family Members. Transactions by such Controlled Entities should be treated as if they were for the account of you or your Family Member for the purposes of this Policy and applicable securities laws. Additional defined terms are set out under “Definitions, Guidelines and Examples” below.
Insider trading and stock tipping are criminal offenses in most countries where Synchrony does business. The requirements of this Policy include full compliance with applicable laws prohibiting insider trading and stock tipping. Insider trading means transacting in stock or other securities of any company while in possession of material non-public information about the company or its securities. Stock tipping means disclosing material non-public information about a company to another person – for example, a relative, colleague or friend – to enable the person to buy or sell stock or other securities of the company on the basis of such information. This Policy sets forth guidelines designed to avoid even the appearance of insider trading or stock tipping. It is not meant to restrict the freedom of employees to make personal investments, or the company’s right to legitimately use and disclose material non-public information in the ordinary conduct of its business.
This Policy applies to transactions in securities issued by the Company, including common stock, options or other types or securities, such as preferred stock, debt, convertible debt and warrants, as well as derivative securities whether or not they are issued by the Company (collectively, “Company Securities”). It also prohibits transactions in the securities of another company based on material non-public information obtained through your work for the Company (collectively with Company Securities, “Securities”). The types of transactions subject to this Policy include purchases, sales, bona fide gifts, and other acquisitions and dispositions of Securities, including acquisitions of phantom stock units or investments in funds that track the performance of Company Securities through Synchrony’s Deferred Compensation or Restoration plans.
This Policy continues to apply to transactions in Securities even after your service with the Company has ended. Following termination of service to the Company, you may not transact in Securities until any material nonpublic information you possessed at the time of your termination is made available to the public or is no longer material.
The Company will not trade in Company Securities in violation of applicable securities laws or stock exchange listing standards.
Responsibilities
•Never buy or sell the stock or other securities of any company, including Synchrony, while you have material non-public information about the company.
•Never recommend or suggest that anyone else buy or sell the stock or other securities of any company, including Synchrony, while you have material non-public information about the company.
•You must not disclose material non-public information to anyone outside Synchrony (including Family Members), except when you reasonably believe such disclosure is needed to enable Synchrony to carry on its business properly and effectively, and appropriate steps have been taken by Synchrony to prevent the misuse of the information. Please refer to the Company’s Disclosure Policy for more information. This does not apply to protected disclosures to government agencies. Employees are urged to consult with company legal counsel in these instances to determine if such disclosure is needed and is being undertaken in an appropriate manner.
•Only disclose or discuss material non-public information within Synchrony as necessary in the ordinary course of business and when you have no reason to believe that the information will be misused.

•Do not serve as an independent consultant or expert outside the Company on business matters within the scope of your Synchrony employment that may lead to disclosure, even if accidental, of material non-public information.
•Review this Policy in its entirety and understand your obligations and restrictions prior to engaging in transactions in Securities.
You also have the right to, without notice to or authorization from Synchrony, provide truthful information or documents to, file a charge with, report possible violations of law or regulations to, or participate in investigations or proceedings conducted by, a government agency. However, you are not authorized to make any disclosures as to which Synchrony may assert protection from disclosure under the attorney-client privilege or the attorney work product doctrine without prior written consent of Synchrony’s General Counsel or such individual holding a functionally equivalent position, or another authorized officer designated by Synchrony.
Derivative Transactions; Margin Accounts and Pledging
All individuals subject to this Policy are prohibited from:
•Entering into any derivative transaction in Company Securities, including any short-sale, forward, exchange-traded option, collar, prepaid variable forward contract, equity swap, certain exchange funds if the terms of such fund indicate that the fund could be used to hedge Company Securities, or other hedging or monetization transaction; and
•Holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
Pre-Arranged Trading Plans
You must consult with and obtain written authorization from the Corporate and Securities Legal Group prior to adopting, amending or terminating a Rule 10b5-1 Plan or similar pre-arranged trading plan, including any non-Rule 10b5-1 trading arrangement, as defined in the rules of the U.S. Securities and Exchange Commission (“SEC”). Rule 10b5-1 plans and other pre-arranged trading plans may only be adopted, modified, or terminated in good faith and at a time when you have no material non-public information regarding the Company or its securities.
Additional restrictions and requirements applicable to Directors, Section 16 Officers and certain other Company Employees
•Directors & Section 16 Officers:
oPreclearance Requirements: All directors and Section 16 officers must obtain prior written approval from the Corporate and Securities Legal Group before making any changes in their direct or indirect holdings of Company Securities, even during open trading window periods.
All directors and Section 16 officers seeking to pre-clear a transaction involving Company Securities must notify the Corporate and Securities Legal Group in writing of the desire to conduct a transaction at least two (2) business days before the date of the proposed transaction.

All directors and Section 16 officers should be prepared to provide the dates on which the proposed transactions are expected to occur and the number of shares subject to the transaction, to identify the broker-dealer or any other investment professional responsible for executing the transaction, and to confirm that they have no material non-public information regarding the Company or its securities.

The Corporate and Securities Legal Group will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The Corporate and Securities Legal Group is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

If the Corporate and Securities Legal Group has not responded to a request for pre-clearance, do not transact in the Company’s Securities.

If approved, the transaction must occur within two (2) business days after receipt of approval (so long as the transaction is not during a Blackout Period and the director or Section 16 officer does not come into possession of material non-public information prior to executing the transaction), and the individual shall provide same-day confirmation to the Corporate and Securities Legal Group when such transaction occurs.

If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction.
Pre-clearance requests will not be granted during a Blackout Period.
For the avoidance of doubt, all directors and Section 16 officers must pre-clear gifts to charities or other persons and other transfers of Company Securities, including transactions in the Company’s Deferred Compensation and Restoration plans, with the Corporate and Securities Legal Group before the gift or other transfer is made.
Exception: Preclearance is not required for individual transactions effected pursuant to a Rule 10b5-1 Plan or other pre-arranged trading plan that was pre-approved in writing by the Corporate and Securities Legal Group.
o30-Day Trading Windows: Members of the board of directors of Synchrony Financial and Synchrony Bank, employees that report directly to the Chief Executive Officer and any other employees designated by the board of directors as Section 16 officers, as well as Family Members and Controlled Entities of the aforementioned persons, may only transact in Company Securities during quarterly 30-day “window” periods beginning at the commencement of the third trading day after the quarterly earnings press release provided that they have obtained preclearance from Legal and are not in possession of material non-public information about the Company.

oShort-Swing Trading/Control Stock/Section 16 Reports: Members of the board of directors and Section 16 officers subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file or cause to be filed all appropriate Section 16(a) reports (Forms 3, 4 and 5), and any notices of sale required by Rule 144.
•Non-Director/Section 16 Officer Designated Persons:
oQuarterly Blackout Period:1 Designated Synchrony employees who have access to material non-public information in the regular course of their employment (“Designated Persons”) are prohibited from trading Company Securities during quarterly “blackout” periods commencing on the 16th day of March, June, September and December and ending at the commencement of the third trading day after the quarterly earnings press release1 (the “Blackout Period”). A list of Designated Persons subject to the Blackout Period is maintained by Legal in consultation with the Chief Financial Officer, Chief Accounting Officer and Controller and updated at least quarterly.
Definitions, Guidelines and Examples
The following definitions, guidelines and examples apply solely for the purpose of implementing and explaining this policy.
•Material non-public information means information that you may have learned about Synchrony or another company that is non-public and material.
oInformation is non-public when it is not available to the marketplace generally.
Guidelines:
Information is generally considered to be non-public when it is not available to the general public. Even after the information is released to the public, there must be adequate time (generally after two trading days) for the market to become fully aware of the information before it is considered to be public.
Do not assume that information, rumors or recommendations you receive about the stock or other security of any company are public if they come from a friend or colleague, particularly if there is any indication that the ultimate source of the information may have had material non-public information about the company. Unless there is reason to believe otherwise, you may assume that recommendations or information from a legitimate securities broker or investment advisor is publicly available. You should be free to buy or sell securities on the basis of such recommendation or information, in compliance with the terms of this policy, as long as you do not possess material non-public information about the particular company.

In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information disclosed by the following methods are generally considered to be widely disseminated:
A Form 8-K or other document filed with, or submitted to, the SEC when available on the SEC’s website;
A press release disseminated through newswire services; or
A conference call (or webcast of such call) that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD, under the Securities Exchange Act of 1934 (the "Exchange Act").
Examples:
Say you learn in the course of your work that Synchrony is entering into a new program agreement with a large retailer. You should assume the information is non-public until after the Company has disclosed the transaction and the market has had time to assimilate the information.
oNon-public information is material if there is a substantial likelihood that a reasonable investor would consider it important, as part of the total mix of available information, in deciding whether to buy, hold, or sell a security, such as a stock, bond, or put or call option, or if publication would be likely to have a significant effect on the price of such security. Information may be important for this purpose even if it would not alone determine the investor’s decision.
Guidelines:
To minimize the risk of misjudging whether non-public information is material or price- sensitive or whether reasonable investors would consider particular information to be important, you should assume the information would be material if it affects in any way your own consideration of whether or when to buy or sell the security in question. In other words, you should assume that any non-public information about a company that would influence your own decision about whether to buy or sell that company’s stock or other securities is material non-public information, and you should not, until after the information has become public, (1) buy or sell the security, (2) recommend that anyone else buy or sell the security, or (3) disclose the information except in accordance with the requirements of this Policy.
A significant departure from your customary trading practices following your receipt of non-public information could also be viewed as evidence of the materiality of the information.
Any information may be material non-public information regardless of whether it is developed internally or obtained from others (e.g., current or prospective retail partners or suppliers). Also, material non-public information may relate to the securities of Synchrony or any other company.

Examples:
Material non-public information relating to Synchrony or to one of its retail partners, suppliers or other business partners may include non-public information concerning financial performance, especially quarterly and year-end earnings and key financial metrics, and significant changes in financial performance or liquidity; projections and strategic plans; a merger, acquisition, disposition, joint venture or other transaction; significant changes to a significant retail partner relationship or a substantial contract award or termination; changes in credit ratings; financing transactions, equity offerings, or changes in dividend policy or any buyback program; significant process or product developments; significant changes in senior leadership or the board of directors; significant regulatory matters; government investigations of a company or its senior officers; actual or threatened significant litigation, or the resolution of such litigation; reorganizations, impairments, charges, or restatements to historic financial results; changes or disputes with our independent auditor; or a significant data security breach or other cybersecurity incidents.
•Securities are defined broadly to include any stock, bond, note, debenture, put or call option or other instrument commonly known as a security.
Guidelines:
You should treat decisions relating to investments in any plan or arrangement involving Company Securities or rights based upon the price of those Company Securities the same way you would treat decisions involving the direct purchase or sale or other transactions in Company Securities. For example, you should not change investment elections, or switch into or out of Company Securities, if you have material non-public information about Synchrony or its securities.
Generally, you will have no reason to believe that material non-public information will be misused or improperly disclosed by the recipient if you disclose information within Synchrony in good faith, in the ordinary course of business, and under circumstances that do not suggest that improper conduct by the recipient is likely.
Guidelines:
Securities regulators and the courts consider a number of factors in determining whether someone who disclosed material non-public information should have known that the disclosure was likely to lead to improper trading. These factors include the price sensitivity of the information, the degree of business justification for the disclosure and the relationship between the individual disclosing and the individual receiving the information.
If questions arise, you should consult with a member of the Corporate and Securities Legal Group before making the disclosure.
You should be particularly alert to situations where you are asked to serve as an independent consultant or expert to investment professionals on business matters within the scope of your Synchrony employment. All Synchrony employees are prohibited from serving in these capacities.

•Direct and Indirect Ownership. You are considered to directly hold Synchrony securities that are owned: (i) in your name individually; (ii) jointly in your name and the name of another person; or (iii) in a brokerage or IRA account for you. You are considered to indirectly hold any Synchrony securities that are owned by: (i) a family member sharing your household or whose investments you influence or control; (ii) a trust over which you have any investment control (e.g., as a trustee) or in which you or any immediate family member has a current or contingent interest; (iii) partnerships in which you are a partner; or (iv) corporations or other entities that you are deemed to control. This policy applies to securities that you hold directly and indirectly.
•Rule 10b5-1 Plan. Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider transacted in the Company’s securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities in good faith and at a time when they do not have any material non-public information regarding the Company or its securities, and the plan must meet all applicable conditions specified in Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including pre-clearance requirements. A member of the Corporate and Securities Legal Group must be consulted, and their written authorization must be obtained, prior to adopting, amending or terminating a Rule 10b5-1 plan or similar trading plan.
Violations
Employees who violate the spirit or letter of Synchrony’s policies are subject to disciplinary action up to and including termination of employment. Violation of this Policy can also mean breaking the law, thereby subjecting you to criminal penalties (fines and/or jail sentences) or civil sanctions (damage awards and/or fines). The company could also be subjected to significant civil liability and penalties.
Certain parts of this Policy may be more restrictive than applicable securities laws. In some cases courts have found the violation of an employer’s rule or policy to be evidence of a violation of the law prohibiting insider trading and tipping. However, an important purpose of this Policy is to establish standards of conduct that will avoid even the appearance of impropriety.
Such provisions are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist in the absence of this Policy.
Policy Governance
The Board shall periodically review this Policy. Any amendments to this Policy must be approved by the Board, other than ministerial or administrative amendments which may be made by the Corporate and Securities Legal Group and later presented to the Board of Directors.